FOR  IMMEDIATE  RELEASE

CONTACT:                                          February 1, 2000
                                                  Robert P. Murray  Director,
                                                  Public Affairs (317) 951-5492
                                                  bmurray@usagroup.com

Banking    Authorities    Assign   USA   Group    Secondary    Market   Services
Student-Loan-Backed Securities to Favorable Risk-Weight Category

Several banking authorities in the United States and Europe have advised USA Group Secondary Market Services (SMS) that senior securities backed by federally insured student loans in its portfolio are eligible for the 20 percent risk category, the same risk-weight assigned to securities issued by U.S. government-sponsored agencies. The Federal Reserve Board, the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation, and the Office of Thrift Supervision have issued separate letters advising SMS that its senior notes are eligible for 20 percent risk-based capital treatment. Consistent with the 2 percent lender risk-sharing provisions of the federal Higher Education Act for federal education loans disbursed since Oct. 1, 1993, the U.S. banking regulators have further advised SMS that only 98 percent of each senior note would be eligible for the 20 percent risk category.

Certain banking regulators in Germany, the Netherlands, and the United Kingdom similarly have advised SMS that its senior notes may be eligible for the 20 percent risk category.[Do we want to include the actual names of each of these European bank regulators? If so, please provide them to me.] In the case of the Netherlands, assignment to the lower risk-weight category is subject to additional conditions. [Can we specify what the additional conditions are?] The banking regulators for the United Kingdom have issued advice similar to that received by SMS from U.S. banking authorities that only 98 percent of each senior note would be eligible for the 20 percent risk category.

In establishing minimum capital requirements for commercial banking operations, national bank regulators assign risk weights of zero, 20, 50, or 100 percent to broad categories of assets, based on their relative credit risks.

"This favorable risk-weight assignment should make our student-loan-backed securities more attractive to lenders and to other investors and thereby assist us in carrying out our mission to ensure a reliable supply of private capital to finance students loans," said Stephen W. Clinton, president and chief executive officer of SMS.

USA Group Secondary Market Services is one of the most active student loan secondary markets in the United States and currently manages a portfolio of $6 billion in federal education loans. A pioneer in student loan securitization, SMS has completed a series of nine student-loan-backed securities sales, raising approximately $3.5 billion since 1992.

SMS is an affiliate of Indianapolis, Ind.-based USA Group, the largest student loan guarantor and administrator in the U.S. Other USA Group affiliates annually guarantee or process for student loan guarantors more than $10 billion in new education loans for students and their parents, and service on behalf of 130 lenders and secondary markets a portfolio of more than $15 billion in education loans.